Exhibit 10.1

SUB-LEASE AGREEMENT

This Sub-Lease Agreement (the "Agreement") made this            day of           , 2015, between HetNets Tower Corporation, a wholly-owned subsidiary of Towerstream Corp., on behalf of itself and Towerstream Corp., with its principal offices located at 88 Silva Lane, Tech IV Plaza, Middletown, RI 02842, hereinafter collectively designated SUB-LESSOR and SUBLESSEE NAME, hereinafter designated SUB-LESSEE. SUB-LESSOR and SUB-LESSEE are at times collectively referred to hereinafter as the "Parties" or individually as the "Party."

WITNESSETH

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1.     PREMISES.

A.     SUB-LESSOR is the lessee of a portion of the building (“Leased Premises”) located at the property known as ADDRESS, as shown on the Tax Map of the CITY as Block XXX, Lot XXX ( hereinafter the property together with the building and all improvements are hereinafter referred to as the “Building”).

B.     SUB-LESSEE understands and acknowledges that the Leased Premises sub-leased hereunder are subject to an Underlying Site Lease Agreement (the “Site Lease Agreement”), dated DATE , by and between the owner of the Building, OWNER NAME (the “Owner”) and SUB-LESSOR hereunder. A redacted copy of the Site Lease Agreement is attached hereto as Exhibit A and this Agreement is subject and subordinate to the terms of the Site Lease Agreement, which as such may be amended from time to time; provided that SUB-LESSEE shall be provided a copy of any such amendments and in no event shall such amendments adversely affect SUB-LESSEE’s rights thereunder. SUB-LESSOR represents that it has the authority to enter into this Agreement subject to the terms of the Site Lease Agreement; however, in the event of a conflict between the terms of the Site Lease Agreement and this Agreement, the Site Lease Agreement shall prevail to the extent that the Site Lease Agreement may be more restrictive than this Agreement. SUB-LESSOR represents, warrants and covenants that the Site Lease Agreement is valid and binding and SUB-LESSOR is not in default thereunder and has received all necessary approvals, if any, from the Owner in order to enter into this Agreement. SUB-LESSOR further represents and covenants that the SUB-LESSOR shall renew the term of the Site Lease Agreement so that with the term (with all renewal terms) of the Site Lease Agreement shall expire on DATE and SUB-LESSOR shall provide six (6) months’ notice to SUB-LESSEE of its extension of the Site Lease Agreement beyond such expiration date.

C.     Subject to the provisions of SUB-LESSOR’S Site Lease Agreement, SUB-LESSOR hereby sub-leases to SUB-LESSEE and SUB-LESSEE accepts a sub-lease for a portion of the Leased Premises for the installation, operation and maintenance of communications equipment (the “Equipment Space”); together with such additional space on the Building sufficient for the installation, operation and maintenance of antennas (the “Antenna Space”); together with such additional space within the Building and on the roof of the Building for the installation, operation and maintenance of wires, cables, conduits and pipes (the “Cabling Space”) running between and among the Equipment Space and Antenna Space and to all necessary electrical and telephone utility sources located within the Building; together with the non-exclusive right of ingress and egress from a public right-of-way, seven (7) days a week, twenty four (24) hours a day, over the property and in and through the Building to and from the Sub-Leased Premises (as hereinafter defined) for the purpose of installation, operation and maintenance of SUB-LESSEE’s communications facility. The Equipment Space, Antenna Space and Cabling Space are hereinafter collectively referred to as the “Sub-Leased Premises” and are as shown on Exhibit “A” attached hereto and made a part hereof. SUB-LESSOR shall coordinate with Owner to ensure SUB-LESSEE shall have seven (7) days a week, twenty-four (24) hours a day access, including, providing keys, access codes or other methods of access. In the event there are not sufficient electric and telephone, cable or fiber utility sources located within the Building or on the Property, SUB-LESSOR agrees to obtain Owner’s approval to grant SUB-LESSEE or the local utility provider the right to install such utilities on, over and/or under the property and through the Building necessary for SUB-LESSEE to operate its communications facility. SUB-LESSOR shall work with Owner to deliver the Sub-Leased Premises to SUB-LESSEE in a condition ready for SUB-LESSEE’s construction of its improvements and clean and free of debris.

D.     SUB-LESSOR further represents, warrants and covenants that, notwithstanding anything that may be contained herein to the contrary, in the event that the term of the Site Lease Agreement expires or the Site Lease Agreement is earlier terminated for any reason or otherwise expires prior to the term of this Agreement and all extensions thereof, this Agreement shall not be terminated therewith and the Owner shall assume the obligations and duties of the SUB-LESSOR under this Agreement and the Owner shall enter into a non-disturbance agreement (“Non-Disturbance Agreement”) in favor of SUB-LESSEE in the form attached hereto as Exhibit C to evidence same.

2.     TERM; RENTAL;APPLICATION FEE

This Agreement shall be effective as of the date of execution by both Parties (the "Effective Date"), provided, however, the initial term shall be for five (5) years and shall commence on the earlier of (x) the first day of the month following the day that SUB-LESSEE obtains a building permit for the installation of the equipment on the Premises; or (y) the first day of the month SUB-LESSEE commences construction of its installation at the Sub-Leased Premises (the “Commencement Date”); provided, however, in no event shall the Commencement Date be later than six (6) months from the Effective Date of this Agreement. It is understood that SUB-LESSOR shall deliver with its execution and delivery of this Agreement to SUB-LESSEE the Non-Disturbance Agreement executed by Owner, together with the building permit application and any other necessary documentation SUB-LESSEE requires to obtain the necessary approvals for SUB-LESSEE’s installation at the Sub-Leased Premises executed by Owner, and SUB-LESSEE shall not be required to make any payments hereunder without all of such documentation. Rental payments for each year of the initial term will be due at a total annual rental of Rental Amount ($XXXX.XX). The annual rental for each Extension Term shall be equal to PERCENT percent (XXX%) of the rental paid for the immediately preceding five (5) year term, payable in annual installments. Such rental shall be paid annually in advance on the anniversary of the Commencement Date to the SUB-LESSOR or to such other person, firm or place as SUB-LESSOR may, from time to time, designate in writing at least thirty (30) days in advance of any rental payment date by notice given in accordance with Paragraph 15 below. SUB-LESSOR and SUB-LESSEE acknowledge and agree that initial rental payment may not actually be sent by SUB-LESSEE until thirty (30) days after the Commencement Date. Upon agreement of the Parties, SUB-LESSEE may pay rent by electronic funds transfer and in such event, SUB-LESSOR agrees to provide to SUB-LESSEE bank routing information for such purpose upon request of SUB-LESSEE.

Within sixty (60) days from the Effective Date of this Agreement, SUB-LESSEE shall pay to Sub-Lessor an Application Fee in the amount of FEE AMOUNT U.S. dollars ($X,XX.XX).

SUB-LESSOR hereby agrees to provide to SUB-LESSEE certain documentation (the “Rental Documentation”) including without limitation: (i) documentation evidencing SUB-LESSOR’s interest in the Property and right to receive rental payments and other benefits hereunder; (ii) a completed Internal Revenue Service Form W-9, or equivalent for any party to whom rental payments are to be made pursuant to this Agreement; and (iii) other documentation requested by SUB-LESSEE within fifteen (15) days of a written request from SUB-LESSEE. Within fifteen (15) days of obtaining an interest in the Property or this Agreement, any assignee(s), transferee(s) or other successor(s) in interest of SUB-LESSOR shall provide to SUB-LESSEE such Rental Documentation. All documentation shall be acceptable to SUB-LESSEE in SUB-LESSEE’s reasonable discretion. Within fifteen (15) days of a written request from SUB-LESSEE, SUB-LESSOR or any assignee(s) or transferee(s) of SUB-LESSOR agrees to provide updated Rental Documentation. Delivery of Rental Documentation to SUB-LESSEE shall be a prerequisite for the payment of any rent by SUB-LESSEE and notwithstanding anything to the contrary herein, SUB-LESSEE shall have no obligation to make any rental payments until Rental Documentation has been supplied to SUB-LESSEE as provided herein.

3.     ELECTRICAL.SUB-LESSOR shall install a separate dedicated electric meter as shown on Exhibit B, attached hereto, to furnish electric service for the operation of SUB-LESSEE’s installation in the Sub-Leased Premises. SUB-LESSEE shall be permitted at any time during the Term, to install, maintain and/or provide access to and use of, as necessary (during any power interruption at the Premises), a temporary power source, and all related equipment and appurtenances within the Premises, or elsewhere on the Property in such locations as reasonably approved by SUB-LESSOR and OWNER. SUB-LESSOR shall obtain Owner’s written consent if required by any public utility in order to provide utility service for SUB-LESSEE’s installation.

4.     EXTENSIONS. This Agreement shall automatically be extended for four (4) additional five (5) year terms (each, an “Extension Term”) unless SUB-LESSEE terminates it at the end of the then current term by giving the SUB-LESSOR written notice of the intent to terminate at least six (6) months prior to the end of the then current term. The initial term and all extensions shall be collectively referred to herein as the "Term".

6.      USE; GOVERNMENTAL APPROVALS. SUB-LESSEE shall use the Premises for the purpose of constructing, maintaining, repairing and operating communications equipment and uses incidental thereto. SUB-LESSEE shall have the right to replace, repair, or otherwise modify its utilities, equipment, antennas and/or conduits or any portion thereof. It is understood and agreed that SUB-LESSEE's ability to use the Premises is contingent upon its obtaining after the execution date of this Agreement all of the certificates, permits and other approvals (collectively the "Governmental Approvals") that may be required by any Federal, State or Local authorities as well as a satisfactory building structural analysis which will permit SUB-LESSEE use of the Premises as set forth above. SUB-LESSOR shall obtain Owner’s execution of all applications for the Governmental Approvals that SUB-LESSEE requires and SUB-LESSOR shall use commercially reasonable efforts to cooperate with SUB-LESSEE in its effort to obtain such approvals and shall take no action which would adversely affect the status of the Property with respect to the proposed use thereof by SUB-LESSEE. In the event that (i) any of such applications for such Governmental Approvals should be finally rejected; (ii) any Governmental Approval issued to SUB-LESSEE is canceled, expires, lapses, or is otherwise withdrawn or terminated by governmental authority; (iii) SUB-LESSEE determines that such Governmental Approvals may not be obtained in a timely manner; or (iv) SUB-LESSEE determines the Premises is obsolete, unnecessary or otherwise not suitable, SUB-LESSEE shall have the right to terminate this Agreement. In the event that SUB-LESSEE terminates this Agreement within the first five (5) year initial term pursuant to Section 6(iv) above, SUB-LESSEE shall pay SUB-LESSOR a termination fee equivalent to two (2) years of the then current annual rental, and in the event that SUB-LESSEE terminates this Agreement at any time following the first five (5) year initial term pursuant to Section 6(iv) above, SUB-LESSEE shall pay SUB-LESSOR a termination fee equivalent to one (1) year of the then current annual rental. Notice of SUB-LESSEE's exercise of its right to terminate shall be given to SUB-LESSOR in accordance with the notice provisions set forth in Paragraph 15 and shall be effective upon the mailing of such notice by SUB-LESSEE, or upon such later date as designated by SUB-LESSEE. All rentals paid to said termination date shall be retained by SUB-LESSOR. Upon such termination, this Agreement shall be of no further force or effect except to the extent of the representations, warranties and indemnities made by each Party to the other hereunder. Otherwise, the SUB-LESSEE shall have no further obligations for the payment of rent to SUB-LESSOR.

7.     INDEMNIFICATION. Subject to Paragraph 8, below, each Party shall indemnify and hold the other harmless against any claim of liability or loss from personal injury or property damage resulting from or arising out of the negligence or willful misconduct of the indemnifying Party, its employees, contractors or agents, or any environmental claims or damages resulting from the acts or omissions of the indemnifying Party, its employees, contractors or agents, except to the extent such claims or damages may be due to or caused by the negligence or willful misconduct of the other Party, or its employees, contractors or agents.

8.     INSURANCE.

a.     The Parties hereby waive and release any and all rights of action for negligence against the other which may hereafter arise on account of damage to the Premises or to the Property, resulting from any fire, or other casualty of the kind covered by standard fire insurance policies with extended coverage, regardless of whether or not, or in what amounts, such insurance is now or hereafter carried by the Parties, or either of them. These waivers and releases shall apply between the Parties and they shall also apply to any claims under or through either Party as a result of any asserted right of subrogation. All such policies of insurance obtained by either Party concerning the Premises or the Property shall waive the insurer's right of subrogation against the other Party.

b.     SUB-LESSOR and SUB-LESSEE each agree that at its own cost and expense, each will maintain commercial general liability insurance with limits not less than $1,000,000 for injury to or death of one or more persons in any one occurrence and $500,000 for damage or destruction to property in any one occurrence. SUB-LESSOR and SUB-LESSEE each agree that it will include the other Party as an additional insured.

9.     LIMITATION OF LIABILITY. Except for indemnification pursuant to Paragraph 7, neither Party shall be liable to the other, or any of their respective agents, representatives, employees for any lost revenue, lost profits, loss of technology, rights or services, incidental, punitive, indirect, special or consequential damages, loss of data, or interruption or loss of use of service, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

10.     INTENTIONALLY OMITTED.

11.     INTERFERENCE. SUB-LESSEE agrees to install equipment of the type and frequency which will not cause harmful interference which is measurable in accordance with then existing industry standards to any equipment of SUB-LESSOR, the Owner or other tenants, lessees or sub-lessees of the Property, provided such equipment existed on the Property prior to the date this Agreement is executed by the Parties. In the event any after-installed SUB-LESSEE's equipment causes such interference, and after SUB-LESSOR has notified SUB-LESSEE in writing of such interference, SUB-LESSEE will take all commercially reasonable steps necessary to correct and eliminate the interference, including but not limited to, at SUB-LESSEE’s option, powering down such equipment and later powering up such equipment for intermittent testing. In no event will SUB-LESSOR be entitled to terminate this Agreement or relocate the equipment as long as SUB-LESSEE is making a good faith effort to remedy the interference issue. SUB-LESSOR may require that the SUB-LESSEE power down its facility until the interference is resolved, provided however, that SUB-LESSEE may power up to run required tests. SUB-LESSOR agrees that SUB-LESSOR and/or any other sub-lessee of SUB-LESSOR on the Building who currently have or in the future install on the Building will be permitted to install only such equipment that is of the type and frequency which will not cause harmful interference which is measurable in accordance with then existing industry standards to the then existing equipment of SUB-LESSEE. SUB-LESSOR shall also coordinate with Owner so that Owner shall not permit any of Owner’s sublessees, tenants and licensees at the Building to install any equipment on the Building that is of the type and frequency which will cause harmful interference which is measurable in accordance with then existing industry standards to the then existing equipment of SUB-LESSEE. The Parties acknowledge that there will not be an adequate remedy at law for noncompliance with the provisions of this Paragraph and therefore, either Party shall have the right to equitable remedies, such as, without limitation, injunctive relief and specific performance.

12.      REMOVAL AT END OF TERM. SUB-LESSEE shall, within thirty (30) days after expiration of the Term or any earlier termination of the Agreement, remove its equipment, conduits, fixtures and all personal property and restore the Premises to its original condition, reasonable wear and tear and casualty damage excepted. SUB-LESSOR agrees and acknowledges that all of the equipment, conduits, fixtures and personal property of SUB-LESSEE shall remain the personal property of SUB-LESSEE and SUB-LESSEE shall have the right to remove the same at any time during the Term, whether or not said items are considered fixtures and attachments to real property under applicable laws. If such time for removal causes SUB-LESSEE to remain on the Premises more than thirty (30) days after termination of this Agreement, SUB-LESSEE shall pay rent at one hundred fifty percent (150%) of the then existing annual rate on a pro-rata basis if based upon a longer payment term, until such time as the removal of the building, antenna structure, fixtures and all personal property are completed.

13.     QUIET ENJOYMENT AND REPRESENTATIONS. SUB-LESSOR covenants that SUB-LESSEE, on paying the rent and performing the covenants herein, shall peaceably and quietly have, hold and enjoy the Premises. SUB-LESSOR represents and warrants to SUB-LESSEE as of the execution date of this Agreement, and covenants during the Term that SUB-LESSOR is seized of good and sufficient title or interest to the Property and has full authority to enter into and execute this Agreement.

14.     ASSIGNMENT. This Agreement may be sold, assigned or transferred by the either Party without any approval or consent of the other Party to that Party’s principal, affiliates, subsidiaries of its principal or to any entity which acquires all or substantially all the Party’s assets in the market defined by the Federal Communications Commission in which the Property is located by reason of a merger, acquisition or other business reorganization. As to other parties, this Agreement may not be sold, assigned or transferred without the written consent of the other Party, which such consent will not be unreasonably withheld, delayed or conditioned. No change of stock ownership, partnership interest or control of either Party or transfer upon partnership or corporate dissolution of either Party shall constitute an assignment hereunder.

15.     NOTICES. All notices hereunder must be in writing and shall be deemed validly given if sent by certified mail, return receipt requested or by commercial courier, provided the courier's regular business is delivery service and provided further that it guarantees delivery to the addressee by the end of the next business day following the courier's receipt from the sender, addressed as follows (or any other address that the Party to be notified may have designated to the sender by like notice):

SUB-LESSOR:   Towerstream Corp.

88 Silva Lane, Tech IV Plaza

Middletown, RI 02842

Attention: Leasing Department

SUB-LESSEE:    NAME

ADDRESS

CITY/STATE/ZIP

ATTN:

Notice shall be effective upon actual receipt or refusal as shown on the receipt obtained pursuant to the foregoing.

16.     RECORDING. SUB-LESSOR agrees to execute a Memorandum of this Agreement which SUB-LESSEE may record with the appropriate recording officer. The date set forth in the Memorandum of Lease is for recording purposes only and bears no reference to commencement of either the Term or rent payments.

17.     DEFAULT. In the event there is a breach by a Party with respect to any of the provisions of this Agreement or its obligations under it, the non-breaching Party shall give the breaching Party written notice of such breach. After receipt of such written notice, the breaching Party shall have thirty (30) days in which to cure any breach, provided the breaching Party shall have such extended period as may be required beyond the thirty (30) days if the breaching Party commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the cure to completion. The non-breaching Party may not maintain any action or effect any remedies for default against the breaching Party unless and until the breaching Party has failed to cure the breach within the time periods provided in this Paragraph.

18.     REMEDIES. In the event of a default by either Party with respect to a material provision of this Agreement, without limiting the non-defaulting Party in the exercise of any right or remedy which the non-defaulting Party may have by reason of such default, the non-defaulting Party may pursue any remedy now or hereafter available to the non-defaulting Party under law or equity. Further, upon a default, the non-defaulting Party may at its option (but without obligation to do so), perform the defaulting Party’s duty or obligation on the defaulting Party’s behalf, including but not limited to the obtaining of reasonably required insurance policies. The costs and expenses of any such performance by the non-defaulting Party shall be due and payable by the defaulting Party upon invoice therefore. If SUB-LESSEE undertakes any such performance on SUB-LESSOR's behalf, SUB-LESSEE may offset the amount due against all fees due and owing to SUB-LESSOR under this Agreement.

19.     CASUALTY. In the event of damage by fire or other casualty to the Building or Premises that cannot reasonably be expected to be repaired within forty-five (45) days following same or, if the Property is damaged by fire or other casualty so that such damage may reasonably be expected to disrupt SUB-LESSEE's operations at the Premises for more than forty-five (45) days, then SUB-LESSEE may, at any time following such fire or other casualty, provided SUB-LESSOR or Owner has not completed the restoration required to permit SUB-LESSEE to resume its operation at the Premises, terminate this Agreement upon fifteen (15) days prior written notice to SUB-LESSOR. Any such notice of termination shall cause this Agreement to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of this Agreement and the Parties shall make an appropriate adjustment, as of such termination date, with respect to payments due to the other under this Agreement. Notwithstanding the foregoing, the rent shall abate during the period of repair following such fire or other casualty in proportion to the degree to which SUB-LESSEE’s use of the Premises is impaired.

20.     APPLICABLE LAWS. If the Building is not in compliance in any respect with all applicable all applicable laws, rules, regulations, ordinances, directives, covenants, easements, environmental, zoning and land use laws and regulations, and restrictions of record, permits, building codes, and the requirements of any applicable fire insurance underwriter or rating bureau, now in effect or which may hereafter come into effect (including, without limitation, the Americans with Disabilities Act ) (collectively “Laws”) so that such condition impedes the construction, maintenance or operation of SUB-LESSEE’s installation at the Sub-Leased Premises (hereinafter, “Governmental Non-Compliance”), SUB-LESSOR shall coordinate with Owner to fully remedy such Governmental Non-Compliance, at the sole cost and expense of Owner (or at SUB-LESSOR’s cost and expense if due to SUB-LESSOR’s installation), within ninety (90) days of its receipt of notice from SUB-LESSEE; provided, however, in such event, if same affects LESSEE’s ability to construct its installation, the Commencement Date (as defined in Section 2 herein) shall be extended until such Governmental Non-Compliance has occurred. If Owner fails to remedy such Governmental Non-Compliance within such time period, SUB-LESSEE shall have the right to terminate this Agreement upon ten (10) days written notice to SUB-LESSOR, or remedy such Governmental Non-Compliance and offset the cost thereof against the monies due under this Agreement. SUB-LESSEE shall, in respect to the condition of the Building and at SUB-LESSEE’s sole cost and expense, comply with (a) all Laws relating solely to SUB-LESSEE’s specific and unique nature of use of the Building; and (b) all building codes requiring modifications to the Building due to the improvements being made by SUB-LESSEE on the Building.

21.     MISCELLANEOUS. This Agreement contains all agreements, promises and understandings between the SUB-LESSOR and the SUB-LESSEE regarding this transaction, and no oral agreement, promises or understandings shall be binding upon either the SUB-LESSOR or the SUB-LESSEE in any dispute, controversy or proceeding. This Agreement may not be amended or varied except in a writing signed by all parties. This Agreement shall extend to and bind the heirs, personal representatives, successors and assigns hereto. The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement or to exercise any of its rights hereunder shall not waive such rights and such party shall have the right to enforce such rights at any time. This Agreement and the performance thereof shall be governed interpreted, construed and regulated by the laws of the state in which the Premises is located without reference to its choice of law rules.

IN WITNESS WHEREOF, the Parties hereto have set their hands and affixed their respective seals the day and year first above written.

SUB-LESSOR:

By:	/s/
Authorized Signatory

Name:

Its:

Date:

SUB-LESSEE:

NAME
By:	NAME

By:	/s/
Name:	NAME
Its:	TITLE

Date:

7